CHESAPEAKE UTILITIES CORPORATION
NON-QUALIFIED DEFERRED COMPENSATION PLAN
Effective as of January 1, 2014

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS AND GENERAL PROVISIONS2
1.1Definitions    2
1.2General Provisions    8

Y AND PARTICIPATION	8
2.1General Eligibility Conditions    8
2.2Specific Conditions for Active Participation    8
2.3Suspension of Active Participation    9
2.4Termination of Participation    9
2.5Participation by Other Employers    9
ARTICLE III DEFERRED COMPENSATION CREDITS AND ACCOUNTS9
3.1Deferred Compensation Credits    9
3.2Compensation Deferral Contributions    10
3.3Director Deferral Contributions    10
3.4Performance Share Deferral Contributions    11
3.5Restricted Share Deferral Contributions    11
3.6Employer Matching Contributions    12
3.7Employer Supplemental Contributions    12

i

3.8Prior Plan Accounts    12
3.9Record of Account    13
ARTICLE IV VESTING14
4.1Vesting    14
4.2Confidentiality and Non-Competition Agreement    15
ARTICLE V DISTRIBUTION OF BENEFITS15
5.1Distribution Elections    15
5.2Distribution Timing    16
5.3Form of Payment    16
5.4Change in Distribution Option    17
5.5Distribution upon Death    17
5.6Distribution in the Event of Total Disability    17
5.7Special Rules for Prior Plan Credits    17
5.8Lump Sum Distribution of Small Amounts or upon a Change of Control    17
5.9Withdrawals for Unforeseeable Emergency    17
5.10Acceleration of Payment    18
5.11Delay of Payment    19
5.12Assignment and Assumption of Liabilities    19
ARTICLE VI PLAN ADMINISTRATION19

6.1Administration    19
6.2Administrative Committee    20
6.3Statement of Participant’s Account    20
6.4Filing Claims    20
6.5Notification to Claimant    21
6.6Review Procedure    21
6.7Payment of Expenses    21
ARTICLE VII AMENDMENT AND TERMINATION22
7.1Amendment    22
7.2Termination    22
ARTICLE VIII MISCELLANEOUS PROVISIONS22
8.1Employment Relationship    22
8.2Facility of Payments    23
8.3Funding    23
8.4Anti-Assignment    23
8.5Unclaimed Interests    23
8.6References to Code, Statutes and Regulations    24
8.7Liability    24
8.8Tax Consequences of Compensation Reductions    24

8.9Company as Agent for Related Employers    24
8.10Governing Law; Severability    24
8.11Taxes    24

CHESAPEAKE UTILITIES CORPORATION
NON-QUALIFIED DEFERRED COMPENSATION PLAN
The Chesapeake Utilities Corporation Supplemental Executive Retirement Savings Plan is hereby amended, restated and renamed as the “Chesapeake Utilities Corporation Non-Qualified Deferred Compensation Plan” (the “Plan”), effective as of January 1, 2014, by Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), for the benefit of a select group of the management and highly compensated employees of the Company and of its affiliated entities which participate in this Plan with the consent of the Company. In addition, the Chesapeake Utilities Corporation Deferred Compensation Plan (the “DCP”), originally established September 1, 1998, is also hereby consolidated within this Plan, effective as of January 1, 2014, and the two prior plans shall thereupon and thereafter be administered as a single plan on the terms set forth in this amended and restated document.
Background Information
A.    The Company desires to continue to maintain the Plan in order to provide certain of its highly compensated and management employees with the opportunity to defer a portion of the base salary, bonuses and other cash compensation otherwise payable to them.
B.    The Company also desires to continue to permit certain of its highly compensated and management employees to defer a portion of their performance based awards of Shares, as well as to permit members of the Board of Directors to defer the fees they would otherwise receive for their service on the Board, whether in cash or Shares of Chesapeake Utilities Corporation common stock, as has been permitted under the DCP.
C.    Accordingly, the Company hereby merges and consolidates the DCP with and into the Plan, effective as of December 31, 2013, and the terms and provisions of both the Plan and the DCP shall be governed by this Plan, to be known as the Chesapeake Utilities Corporation Non-Qualified Deferred Compensation Plan.
D.    The Company intends for the Plan to continue to be an unfunded, non-qualified deferred compensation arrangement as provided under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and to satisfy the requirements of a "top hat" plan thereunder and under Labor Reg. Sec. 2520.104-23.
E.    This amended, restated and consolidated Plan is intended to continue to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and final regulations and other rulings issued by the Internal Revenue Service (“IRS”) thereunder.
F.    Amounts deferred and vested (within the meaning of Code Section 409A) under the Plan and the DCP before January 1, 2005, and earnings thereon, are intended to continue to remain "grandfathered" from the requirements of Code Section 409A and shall remain subject to the terms of the Plan and the DCP as in effect on December 31, 2004. Amounts under the Plan and the DCP that were not so grandfathered shall continue to be subject to a good faith interpretation of Code

Section 409A for the period from January 1, 2005, through December 31, 2008, and any applicable transition rules that apply during that period, and amounts deferred under the Plan and the DCP from and after January 1, 2009, until the effective date of this amended and restated Plan shall continue to be subject to the terms of the Plan and the DCP in effect during that period of time. This new amended and restated Plan document shall govern all amounts that are deferred from and after January 1, 2014.
ARTICLE I

DEFINITIONS AND GENERAL PROVISIONS
1.1    Definitions. Unless the context requires otherwise, the terms defined in this Article shall have the meanings set forth below unless the context clearly requires another meaning. When the defined meaning is intended, the term is capitalized:
(a)    Account. The bookkeeping account for each Participant under Section 3.9. Each account may include subaccounts for different categories of deferrals under the Plan and the earnings that are credited thereto on behalf of a Participant, as described in Article III.
(b)    Administrative Committee.    The Employee Benefits Committee or such other committee of at least three persons appointed by the Compensation Committee of the Board to oversee the administration of the Plan.
(c)    Beneficiary. The person(s) entitled to receive any distribution hereunder upon the death of a Participant. The Beneficiary (and any contingent Beneficiary) for benefits payable under this Plan shall be the persons designated by the Participant in accordance with procedures established by the Administrative Committee as of the Participant’s date of death. In the absence of any such designation, any death benefit shall be payable to the Participant’s surviving spouse, or if none, to the Participant’s estate.
(d)    Board. The Board of Directors of the Company.
(e)    Change of Control. For purposes of the Plan, a Change of Control means the first of the following events to occur:
A.    Any one person, or group of owners of another corporation who acting together through a merger, consolidation, purchase, acquisition of stock or the like (a “group”), acquires ownership of stock of the Company (or a majority-controlled subsidiary of the Company) that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if such person or group is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the corporation before this transfer of the Company’s stock, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control of the Company; or
B.    Any one person or group (as described in paragraph A, above) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company (or a majority-owned subsidiary of the Company) possessing 35 percent or more of the total voting power of the stock of the Company where such person or group is not merely acquiring additional control of the Company; or
C.    A majority of members of the Company’s Board (other than the Board of a majority-controlled subsidiary of the Company) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election (the “Incumbent Board”), but excluding, for purposes of determining whether a majority of the Incumbent Board has endorsed any candidate for election to the Board, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Company’s Board; or
D.    Any one person or group (as described in paragraph A, above) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company (or a majority-controlled subsidiary of the Company) that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Company will not result in a Change in Control under this paragraph if the assets are transferred to:
(i)    A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii)    An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets;
(iii)    A person, or more than one person acting as a group (as described in paragraph A, above), that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
(iv)    An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subparagraph (iii), above.
E.    However, no Change in Control shall be deemed to have occurred with respect to a Participant by reason of (i) any event involving a transaction in which the Participant or a group of persons or entities with which the Participant acts in concert, acquires, directly or indirectly, more than 30 percent of the common stock or the business or assets of the Company; (ii) any event involving or arising out of a proceeding under Title 11 of the United States Code (or the provisions of any future United States bankruptcy law), an assignment for the benefit of creditors or an insolvency proceeding under state or local law; or (iii) any event constituting approval by the Company’s stockholders of a merger or consolidation if a majority of the group consisting of the president and vice presidents of the Company who are parties to agreements conferring rights upon a Change in Control shall have agreed in writing prior to the approval that the approval shall be deemed not to constitute a Change in Control.
F.    The term “Change in Control” is intended to comply with Code Section 409A and shall be interpreted such that a Change in Control (1) shall occur for purposes of the Plan in any circumstance that would constitute a “Change in Control Event” (within the meaning of Treasury Regulations under Code Section 409A) and (2) shall not occur for purposes of the Plan in any circumstance that would not constitute such a Change in Control Event.
(f)    Code. The Internal Revenue Code of 1986, as amended from time to time.
(g)    Committee. The Compensation Committee of the Board.
(h)    Company. Chesapeake Utilities Corporation, a Delaware corporation.
(i)    Compensation. Amounts paid or payable by the Company to an Eligible Employee for a Plan Year in cash which are includable in income for federal tax purposes and which are treated as compensation under the Qualified Plan, but also including any cash amounts deferred under this Plan or the Qualified Plan. In addition, the dollar limit on compensation under the Qualified Plan does not apply to this Plan.
(j)    Compensation Deferral Contribution. An amount of Compensation payable to an Eligible Employee for a Plan Year that he or she elects to defer in accordance with the rules and procedures of this Plan.
(k)    Deferred Stock Unit. Hypothetical Shares (whole or fractional) based upon the deferral of Shares to the Plan by a Participant.
(l)    Director. A member of the Board of Directors of the Company who is not also an Eligible Employee.
(m)    Director Compensation. Amounts paid or payable by the Company to a Director for a Plan Year which are includable in income for federal tax purposes, whether paid in cash or Shares, including any and all fees paid for service as a member of the Board and for attendance at meetings or committee meetings. Any other non-cash compensation or expense reimbursements are excluded from Director Compensation.
(n)    Director Deferral Contribution. An amount of Director Compensation payable to a Director for a Plan Year that he or she elects to defer in accordance with the rules and procedures of this Plan.
(o)    Distribution Options. A single lump sum or annual installment payments over a fixed period of years. The standard form of distribution (the "Standard Option") shall be a single lump sum payment unless otherwise elected by a Participant in accordance with the terms of the Plan or as determined by the Company to the extent permitted by Code Section 409A and regulations thereunder. Installment payment options may be elected for a fixed period of up to 15 years for payments commencing on a fixed future date or upon a Separation from Service. Each installment payment option (rather than each individual installment payment) shall be treated as an entitlement to a “single payment” as described in Treasury Regulations under Code Section 409A.
(p)    Effective Date. January 1, 2014, the date this amendment and restatement of the Plan is effective.
(q)    Eligibility Effective Date. The date an Eligible Employee or Director receives the enrollment materials from the Company or its agent. The Eligibility Effective Date will be presumed to occur three business days after the enrollment materials are deposited in the U.S. mail, properly addressed to the Eligible Employee or Director, or the date the enrollment materials are otherwise delivered to the Eligible Employee or Director.
(r)    Eligible Employee. Any individual who is (A) among a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA), and (B) designated by the Committee, in its sole discretion, as eligible to participate in the Plan.
(s)    Employer. The Company and any affiliate thereof or successor thereto which adopts and participates in the Plan. Any affiliate that has U.S. employees and is a member of a controlled group of corporations or other business entities within the meaning of Code Sections 414(b) and (c) that includes Chesapeake Utilities Corporation shall participate in the Plan unless determined otherwise by the Company. Such participation in the Plan shall continue only so long as the affiliate remains a member of a controlled group of corporations or other business entities within the meaning of Code Sections 414(b) and (c) that includes Chesapeake Utilities Corporation.
(t)    Employer Matching Contribution. An Employer contribution to the Plan that is based on the Participant’s Compensation Deferral Contribution for the Plan Year.
(u)    Employer Supplemental Contribution. An Employer contribution to the Plan that is based on a Participant’s Excess Compensation for the Plan Year.
(v)    ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
(w)    Excess Compensation. The amount, if any, of an Eligible Employee’s Compensation for the Plan Year that exceeds (i) the limitation under Code Section 401(a)(17) for that Plan Year, or (ii) if less than the limitation under Code Section 401(a)(17), the portion of Compensation that is taken into account under the terms of the Qualified Plan after deducting any Compensation Deferrals to this Plan.
(x)    Fair Market Value. The closing sales price of the Shares, as reported on the New York Stock Exchange (or any other reporting system as shall be selected by the Committee) on the relevant date, or if no sale of Shares is reported for a date, on the most recent previous date on which trading occurred.
(y)    Participant. Any Director and any Eligible Employee who meets the eligibility requirements for participation in the Plan as set forth in Article II and who earns benefits under the Plan.
(z)    Performance-Based. A bonus or other payment of Compensation or an award of Shares is Performance-Based if the amount of the payment or the entitlement thereto is contingent on the satisfaction of organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. The organizational or individual performance criteria shall be established in writing no later than 90 days after the beginning of the period of service to which the criteria relate, and the outcome must be substantially uncertain at the time the criteria are established. Notwithstanding the above, a Performance-Based bonus or Share award may be based on subjective performance criteria, provided that:
A.    The subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and
B.    the determination that any subjective performance criteria have been met is not to be made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the Compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.
(aa)    Performance Share Award. A Performance-Based award of Shares granted under an equity compensation plan of the Company.
(bb)    Performance Share Deferral Contribution. A Performance Share Award payable to an Eligible Employee that he or she elects to defer in accordance with the rules and procedures of this Plan.
(cc)    Plan. The Chesapeake Utilities Corporation Non-Qualified Deferred Compensation Plan, as set forth herein, and as such Plan may be amended from time to time hereafter.
(dd)    Plan Year. The fiscal year of the Plan, which is the 12 consecutive month period beginning January 1 and ending December 31.
(ee)    Qualified Plan. The Chesapeake Utilities Corporation Retirement Savings Plan, as amended from time to time.
(ff)    Retirement. An Eligible Employee's Separation from Service with the Employer following attainment of age 65.
(gg)    Restricted Share Award. An award of Shares granted under an equity compensation plan of the Company with vesting based on elapsed time or some other factor or condition other than a Performance-Based condition.
(hh)    Restricted Share Deferral Contribution. A Restricted Share Award payable to an eligible employee that he or she elects to defer in accordance with the rules and procedures of this Plan.
(ii)    Separation from Service. An Eligible Employee separates from service with the Employer if the Eligible Employee dies, retires or otherwise has a termination of employment with the Employer. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Eligible Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Eligible Employee would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Eligible Employee provided services to the Employer if the Eligible Employee has been providing services for less than 36 months). An Eligible Employee will not be deemed to have experienced a Separation from Service if such Eligible Employee is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. In the case of a Director, a separation from service occurs upon the termination of the Director’s service on the Board, provided, however, that a Director who is also providing services to the Employer as an independent contractor, does not have a Separation from Service until he or she has separated from service both as a Director and as an independent contractor. If an Eligible Employee provides services both as an employee and as a member of the Board, the services provided as a Director are generally not taken into account in determining whether the Eligible Employee has a Separation from Service as an employee for purposes of the Plan, in accordance with final regulations under Code Section 409A.
(jj)    Shares. The common stock, par value $0.4867 per share, of the Company, or any security of the Company issued in substitution, exchange or lieu thereof.
(kk)    Total Disability. Occurs when a Participant is unable to engage in any substantial gainful activity and has qualified for benefits under the Company’s long term disability plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant shall also be deemed to be totally disabled if determined to be totally disabled by the Social Security Administration. The Company may require the Participant to submit to periodic medical examinations at the Participant’s expense to confirm the existence and continuation of a Total Disability.
(ll)    Valuation Date. The last business day of each calendar month.
1.2    General Provisions. Singular and plural forms are interchangeable. Certain terms of more limited application have been defined in the provisions to which they are principally applicable. The division of the Plan into Articles and Sections with captions is for convenience only and is not to be taken as limiting or extending the meaning of any of its provisions.
ARTICLE II

ELIGIBILITY AND PARTICIPATION
2.1    General Eligibility Conditions. Each Director of the Company is eligible to participate in the Plan for purposes of making Director Deferral Contributions. For an employee to become eligible to participate in the Plan, the employee must be (A) among a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and (B) designated as an Eligible Employee by the Company (or another participating Employer) to receive any applicable Employer contributions and to make Compensation Deferral Contributions, Performance Share Deferral Contributions or Restricted Share Deferral Contributions under the Plan. In order to receive a benefit under the Plan, a Participant must also meet the requirements of Sections 2.2 and 2.3. An Eligible Employee or Director shall be considered eligible to participate in the Plan effective as of his or her Eligibility Effective Date.
2.2    Specific Conditions for Active Participation. To participate actively in the Plan (i.e., to make deferrals hereunder), a Participant must execute or acknowledge an agreement to make Compensation Deferral Contributions, Performance Share Deferral Contributions, Restricted Share Deferral Contributions or Director Deferral Contributions, in accordance with procedures, including electronic enrollment, as are established by the Administrative Committee from time to time. A Participant’s agreement to make a permitted deferral to the Plan shall be maintained by or on behalf of the Administrative Committee and must be executed, acknowledged, filed or submitted electronically within 30 days of the Participant’s Eligibility Effective Date and, for all subsequent deferral elections after initial participation, within the following time limitations, as applicable: (i) in advance of the beginning of the calendar year during which such Compensation or Director Compensation is expected to be earned; (ii) in the case of Performance-Based Compensation or a Performance Share Award, on or before the mid-point of the performance period but in no event later than six months before the end of the performance period, provided the amount of such Compensation or Performance Award has not become readily ascertainable at that time; (iii) in the case of a Restricted Share Award, on or before the date the award is granted, provided that the restriction or vesting period for the Restricted Share Award is at least 12 months long; or (iv) at such other time or times as may be required or permitted by regulations issued under Code Section 409A and administrative procedures established by the Administrative Committee.
2.3    Suspension of Active Participation. Any Participant not selected as an Eligible Employee for a given Plan Year shall cease to have any right to defer Compensation for such Plan Year or to receive Employer Matching Contributions or Employer Supplemental Contributions for such Plan Year. However, any amounts credited to the Account of a Participant whose participation is suspended shall otherwise continue to be maintained under the Plan in accordance with its terms. If an Eligible Employee has ceased being eligible to participate in the Plan (other than the accrual of earnings on his Account, if any), regardless of whether all amounts deferred under the Plan have yet been paid, and subsequently becomes eligible to participate in the Plan again, the Eligible Employee may be treated as being initially eligible to participate in the Plan if he or she has not been eligible to participate in the Plan (other than the accrual of earnings on his or her Account, if any) at any time during the 24-month period ending on the date the employee again becomes an Eligible Employee under the Plan.
2.4    Termination of Participation. Once an Eligible Employee becomes a Participant, such individual shall continue to be a Participant until such individual (i) ceases to be described as an Eligible Employee, and (ii) ceases to have any vested interest in the Plan (as a result of distributions made to such Participant or his or her Beneficiary, if applicable, or otherwise).
2.5    Participation by Other Employers. Each corporation or other entity with U.S. employees that is a member of the same controlled group as the Company (within the meaning of Code Sections 414(b) and (c)) shall be a participating employer under the Plan unless determined otherwise by the Company. Participating affiliates that cease to be a member of the same controlled group as Chesapeake Utilities Corporation within the meaning of Code Sections 414(b) and (c) are no longer eligible to participate in the Plan effective as of the date that they cease to qualify as a controlled group member. Participants of such an employer shall no longer be eligible to participate effective as of the date that their employer becomes ineligible.
ARTICLE III

DEFERRED COMPENSATION CREDITS and ACCOUNTS
3.1    Deferred Compensation Credits. Pursuant to the provisions of Article II and this Article III, a Participant and the Employer may, by mutual agreement, provide for deferred and postponed payment of a percentage of the Participant’s Compensation, Director Fees, Performance Share Awards or Restricted Share Awards which otherwise would be paid during the applicable Plan Year(s) for services to be rendered in such year(s). All elections to defer Compensation, Director Fees, Performance Share Awards or Restricted Share Awards must be made within 30 days after the Participant’s Eligibility Effective Date and, for subsequent elections after initial eligibility, prior to the calendar year during which the Compensation is expected to be earned or at such other time as may be specified under regulations issued under the Code. In the case of the deferral of any Performance-Based Compensation or Performance Share Award, such election must also be made no later than six months before the end of the performance period, provided that in no event may an election to defer Performance-Based Compensation or a Performance Share Award be made after such Compensation or award has become readily ascertainable within the meaning of Code Section 409A. In the case of the deferral of any Restricted Share Award, such election must also be made at least 12 months before the restrictions applicable to the Restricted Share Award will lapse and result in vesting of the award. In all cases, a Participant’s election to defer Compensation that is not Performance-Based shall be made prior to the time any of the Compensation covered by such election is to be earned by such Participant. Elections to participate and defer Compensation shall be irrevocable with respect to the Compensation to which they apply and may be amended, revoked or suspended by the Participant only effective as of the January 1st following the amendment, revocation or suspension in accordance with procedures established by the Administrative Committee, unless rules and regulations under Code Section 409A permit amendment, revocation or suspension as of some other time. In the Administrative Committee's discretion, Participant elections to defer Compensation may apply only to Compensation above a fixed dollar amount or payable after a particular date during the year, provided that such designation is made at the time of the initial deferral election and is irrevocable for the Plan Year to which it applies. Deferred Compensation Credits for a Participant under the Plan may include one or more of the following: Compensation Deferral Contributions, Director Deferral Contributions, Performance Share Deferral Contributions, Restricted Share Deferral Contributions, Employer Matching Contributions and Employer Supplemental Contributions.
3.2    Compensation Deferral Contributions. A Participant who is an Eligible Employee may defer up to 80 percent of Compensation that is not Performance-Based Compensation and may also, to the extent permitted by the Administrative Committee, make one or more separate elections for the deferral of up to 80 percent of Performance-Based Compensation from a plan or arrangement offering the opportunity to earn such Compensation. The Company may, in its discretion, establish and change from time to time the minimum and maximum amount that may be so deferred. Elections shall be made in accordance with procedures established by the Administrative Committee. In addition, special limitations may be established by the Administrative Committee to apply to the deferral of any special bonus or other non-periodic Compensation that a Participant is expected to receive. The Employer will credit the deferred compensation amount agreed to for each Plan Year to the Participant’s Account from time to time as soon as administratively practicable after the deferred amounts otherwise would have been earned and paid to the Participant. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), shall be referred to as the Participant’s “Compensation Deferral Contribution Subaccount.”
A Participant’s Compensation Deferral Contribution hereunder will be automatically suspended during any unpaid leave of absence or temporary layoff. Contributions suspended in accordance with the provisions of this paragraph shall be automatically resumed, without the necessity of any action by the Participant, upon return to employment at the expiration of such suspension period if such return to employment occurs within the same Plan Year for which the Compensation Deferral Contributions were being made.
3.3    Director Deferral Contributions. A Participant who is a Director may defer up to 100 percent of Director Compensation to be earned in the next Plan Year and may also, to the extent permitted by the Administrative Committee, make one or more separate elections for the deferral of Director Compensation payable in cash and Director Compensation payable in Shares. The Company may, in its discretion, establish and change from time to time the minimum and maximum amount that may be so deferred. Elections shall be made in accordance with procedures established by the Administrative Committee. The Employer will credit the deferred compensation amount agreed to for each Plan Year to the Participant’s Account from time to time as soon as administratively practicable after the deferred amounts otherwise would have been earned and paid to the Participant. Deferrals of Director Compensation payable in Shares shall be credited to the Account as Deferred Stock Units. Such Deferred Stock Units shall equal the number of Shares that the Participant otherwise would be entitled to receive as Director Compensation. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), shall be referred to as the Participant’s “Director Deferral Contribution Subaccount.” The Director Deferral Contribution Subaccount shall also maintain a separate record of Deferred Stock Units credited thereto and of cash deferral amounts.
3.4    Performance Share Deferral Contributions. A Participant who is eligible to receive a Performance Share Award may elect to defer up to 100% of the Shares he or she might otherwise receive under the Award, net of any Shares required to be retained to satisfy tax withholding requirements. The Company may, in its discretion, establish and change from time to time the minimum and maximum amount that may be so deferred. Elections shall be made in accordance with procedures established by the Administrative Committee. The Employer will credit the deferred compensation amount agreed to for each Performance Share Award to the Participant’s Account from time to time as soon as administratively practicable after the deferred amounts otherwise would have been earned and paid to the Participant. Such deferrals of amounts otherwise payable in Shares shall be credited to the Account as Deferred Stock Units. Such Deferred Stock Units shall equal the number of Shares that the Participant otherwise would be entitled to receive under the Performance Share Award for the portion of the Award that is deferred. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), shall be referred to as the Participant’s “Performance Share Deferral Contribution Subaccount.”
3.5    Restricted Share Deferral Contributions. A Participant who is eligible to receive a Restricted Share Award may elect to defer up to 100% of the Shares he or she might otherwise receive under the Award, net of any Shares required to be retained to satisfy tax withholding requirements. The Company may, in its discretion, establish and change from time to time the minimum and maximum amount that may be so deferred. Elections shall be made in accordance with procedures established by the Administrative Committee. The Employer will credit the deferred compensation amount agreed to for each Restricted Share Award to the Participant’s Account from time to time as soon as administratively practicable after the deferred amounts otherwise would have been earned and paid to the Participant. Such deferrals of amounts otherwise payable in Shares shall be credited to the Account as Deferred Stock Units. Such Deferred Stock Units shall equal the number of Shares that the Participant otherwise would be entitled to receive under the Restricted Share Award for the portion of the Award that is deferred. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), shall be referred to as the Participant’s “Restricted Share Deferral Contribution Subaccount.”

3.6    Employer Matching Contributions. The Employer shall credit to a Participant’s Account each Plan Year during which the Participant is selected to participate in the Plan an amount equal to a percentage of the Participant’s Deferred Compensation Credits as a matching contribution. The amount of any such contribution shall be based upon the rate of match in effect for the same Plan Year under the Qualified Plan and may vary from year to year or among Participants, as may be applicable under the Qualified Plan. Notwithstanding the foregoing, such Employer Matching Contributions shall in no event be made to the extent that they would duplicate matching contributions made under the Qualified Plan for the same Plan Year with respect to deferrals of Compensation below the dollar limit applicable to the Qualified Plan under Code Section 401(a)(17). It is the intent of this limitation to provide each Participant with an Employer Matching Contribution under this Plan that, when added to the Employer Matching Contribution under the Qualified Plan for a particular Plan Year, equals the amount of Employer Matching Contribution the Participant would have received under the Qualified Plan in the absence of any limitations on Compensation under the Qualified Plan and without regard to any deferrals of Compensation by the Participant to this Plan. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), shall be referred to as the Participant’s "Employer Matching Contribution Subaccount."
3.7    Employer Supplemental Contributions. The Employer shall credit to a Participant’s Account each Plan Year during which the Participant is selected to participate in the Plan an Employer Supplemental Contribution on the same allocation basis as is used for that Plan Year under the Qualified Plan, but only with respect to Excess Compensation. The amount of any such contribution may vary from year to year or among Participants, as may be applicable under the Qualified Plan. Notwithstanding the foregoing, such Employer Supplemental Contributions shall in no event be made to the extent that they would duplicate supplemental contributions made under the Qualified Plan for the same Plan Year with respect to Compensation below the dollar limit applicable to the Qualified Plan under Code Section 401(a)(17). It is the intent of this limitation to provide each Participant with an Employer Supplemental Contribution under this Plan that, when added to the Employer Supplemental Contribution under the Qualified Plan for a particular Plan Year, equals the amount of Employer Supplemental Contribution the Participant would have received under the Qualified Plan in the absence of any limitations on Compensation under the Qualified Plan and without regard to any deferrals of Compensation by the Participant to this Plan. In addition, such Employer Supplemental Contributions may be made in cash or Shares, in the sole discretion of the Employer. If made in Shares, such amounts shall be credited as Deferred Stock Units. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), shall be referred to as the Participant’s "Employer Supplemental Contribution Subaccount."
3.8    Prior Plan Accounts. The Employer will credit to the Participant’s Account the accrued benefit of the Participant under the Chesapeake Utilities Corporation Deferred Compensation Plan and any other nonqualified deferred compensation plan or arrangement sponsored by the Company or one of its affiliates that is consolidated and merged with and into this Plan. All amounts credited as contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), are referred to as "Prior Plan Credits." A schedule of the nonqualified deferred compensation plans merged with and into this Plan, if any, and of the amounts credited to the Accounts of Participants from such prior plans, shall be maintained by the Administrative Committee. Prior Plan Credits shall continue to be subject to the time and form of payment elected by the Participant under the Prior Plan, notwithstanding any contrary provision of this Plan.
3.9    Record of Account. Solely for the purpose of measuring the amount of the Employer's obligations to each Participant or his or her Beneficiaries under the Plan, the Employer will maintain a separate bookkeeping record, an "Account," for each Participant in the Plan.
(a)    Earnings on Cash Equivalent Amounts. The Company, in its discretion, may either credit a hypothetical earnings rate to the cash portion of a Participant's Account balance for the Plan Year (i.e., the portion that is not credited as Deferred Stock Units), or may actually invest an amount equal to the amount credited to the Participant's Account from time to time in an account or accounts in its name with investment vehicles or companies, which investment options may include some or all of those used for investment purposes under the Qualified Plan, as determined by the Company in its discretion. The Company may also establish a deferred compensation trust that qualifies as a so-called “rabbi” trust meeting applicable requirements of Code Section 409A. If such separate investments are made, the Participant may be permitted to direct the investment of the portion of the Employer's cash accounts allocable to him under the Plan in the same manner as is permitted under the Qualified Plan, except that the investment options may be different from those available under the Qualified Plan. The Participant may change the allocation of the cash portion of his or her Account among the applicable investment alternatives then available under the Plan in accordance with procedures established by the Administrative Committee from time to time. The Company is not obligated to make any particular investment options available, however, if investments are in fact made, and may, from time to time in its sole discretion, change the investment alternatives. Nothing herein shall be construed to confer on the Participant the right to continue to have any particular investment available.
The Company will credit the cash portion of each Participant’s Account with hypothetical or actual earnings or losses at least quarterly based on the earnings rate declared by the Company or the performance results of the Employer’s account(s) invested pursuant to the Company’s or the Participant’s directions, and shall determine the fair market value of the cash portion of the Participant’s Account based on the bookkeeping record or the fair market value of the portion of the Employer’s accounts representing the cash portion of the Participant’s Account as of each applicable Valuation Date. The determination of the earnings, losses or fair market value of the cash portion of the Participant’s Account may be adjusted by the Company to reflect its payroll, income or other taxes or costs associated with the Plan, as determined by the Company in its sole discretion.
(b)    Earnings on Deferred Stock Units. Amounts credited to the Plan as Deferred Stock Units shall be separately accounted for from amounts credited as cash or cash equivalents, as described in subsection (a), above. The Deferred Stock Units credited to a Participant’s Account shall be increased on each date that a dividend is paid on Shares. The number of additional Deferred Stock Units credited to a Participant’s Account as a result of such increase shall be determined first by multiplying the number of Deferred Stock Units credited to the Participant’s Account on the dividend record date by the amount of the dividend declared per Share on the dividend declaration date, and then by dividing the product so determined by the Fair Market Value of the Shares on the dividend payment date. A Participant may not elect to change or convert any amount credited to his or her Account as a Deferred Stock Unit to a cash equivalent amount. The value of the Deferred Stock Units credited to a Participant’s Account shall be based upon the Fair Market Value of an equivalent amount of Shares for the Valuation Date or other date as of which the valuation is made. Notwithstanding the foregoing, the Administrative Committee may elect to credit the dollar equivalent of the dividends allocable to Deferred Stock Units as a cash equivalent amount for each Participant or for each Participant who is an Eligible Employee, in lieu of increasing the number of Deferred Stock Units credited to the Participant’s Account. Any such election shall apply to all Participants in the Plan or to all Participants who are Eligible Employees, as determined by the Administrative Committee in its sole discretion.
(c)    Effect of Organic Changes on Deferred Stock Units. An “Organic Change” includes (i) a stock dividend, stock split, reverse stock split, share combination, special or extraordinary cash dividend, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, disaffiliation from the Company of a subsidiary or division (“Disaffiliation”), or similar event affecting the Company or any of its subsidiaries (each, an “Organic Change”). If any Organic Change shall occur, then the Committee shall make such substitutions or adjustments as it deems appropriate and equitable to each Participant’s Account credited with Deferred Stock Units (if any). In the case of Organic Changes, such adjustments may include, without limitation, (x) the cancellation of outstanding Deferred Stock Units in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Deferred Stock Units, as determined by the Committee in its sole discretion, (y) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Deferred Stock Units, and (z) in connection with any Disaffiliation, arranging for the assumption or replacement of Deferred Stock Units with new deferred units based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected subsidiary, affiliate or division or by the entity that controls such subsidiary, affiliate or division following such Disaffiliation (as well as any corresponding adjustments to awards that remain based upon Company securities). If the assets held in the Participant’s Account immediately after such adjustment are not equity securities, then the Participant shall be permitted to re-direct the investment thereof into the other investment choices then available under this Plan.
ARTICLE IV

VESTING
4.1    Vesting. A Participant always will be 100% vested in amounts credited to his or her Account as Compensation Deferral Contributions or Director Deferral Contributions and earnings allocable thereto. A Participant will become 100% vested in amounts credited to his or her Account as Employer Matching Contributions and Employer Supplemental Contributions after he or she completes two years of service with the Employer. For this purpose, “years of service” shall be determined under the terms of the Qualified Plan. Any Deferred Stock Units credited to a Participant’s Account as a Performance Share Deferral Contribution or Restricted Share Deferral Contribution shall be credited under this Plan only after vesting has occurred in accordance with the terms of the Performance Share Award or Restricted Share Award under which it was earned. In addition, a Participant shall become 100% vested in his or her entire Account upon his or her Retirement, death, Total Disability or upon a Change of Control of the Company. If a Participant has a Separation from Service prior to becoming 100% vested in his or her entire Account, the non-vested portion shall be forfeited. If the Participant has a Separation from Service but is subsequently re-employed by the Employer, no benefits forfeited hereunder shall be reinstated unless otherwise determined by the Company in its sole discretion.
4.2    Confidentiality and Non-Competition Agreement. In its discretion, the Employer may require any Eligible Employee selected to become a Participant in the Plan to execute a Confidentiality and Non-Competition Agreement with the Employer in consideration of the benefits to be provided hereunder.

ARTICLE V

DISTRIBUTION OF BENEFITS
5.1    Distribution Elections. Each Participant, when he or she executes or acknowledges an agreement to make Compensation Deferral Contributions, Performance Share Deferral Contributions, Restricted Share Deferral Contributions, or Director Deferral Contributions, in accordance with procedures, including electronic enrollment, as are established by the Administrative Committee from time to time, shall also make an election at the same time as to the time and form of payment of such deferred amounts in accordance with this Plan, procedures established by the Administrative Committee and Code Section 409A. If a Participant does not elect to make any Compensation Deferral Contributions, Performance Share Deferral Contributions or Restricted Share Deferral Contributions, but is entitled to receive an allocation of Employer Supplemental Contributions, such a Participant must make an election as to the time and form of payment of such Employer Supplemental Contributions in accordance with procedures established by the Administrative Committee, within no more than 30 days after his or her Eligibility Effective Date (if a new Participant), and, for all subsequent deferral elections after initial participation, in advance of the beginning of the calendar year during which such Employer Supplemental Contribution is expected to be earned. In addition, only one time and form of payment may be elected for all amounts to be credited to a Participant’s Account in a single Plan Year as Compensation Deferral Contributions, Employer Matching Contributions and Employer Supplemental Contributions, but a Participant may make a different election as to the time and form of distribution of the amounts deferred and credited to his or her Account as Compensation Deferral Contributions, Employer Matching Contributions and Employer Supplemental Contributions for any other Plan Year. A Participant may also make a separate time and form of distribution election each Plan Year for amounts to be deferred as Performance Share Deferral Contributions for such Plan Year, and a separate time and form of distribution election each Plan Year for amounts to be deferred as Restricted Share Deferral Contributions, if any. A Director may make a separate distribution election each Plan Year for the cash portion of his or her Director Deferral Contributions to be made for such Plan Year and for the Deferred Stock Unit portion of his or her Director Deferral Contributions to be made for such Plan Year. All form of payment elections shall be limited to the permitted Distribution Options. If a Participant fails to make a distribution election as to the time or the form of payment or both within the applicable time limitations, the default form of payment shall be the Standard Option and the default time of payment shall be upon Separation from Service.
5.2    Distribution Timing. A Participant shall receive payment of the amounts credited to his or her Account upon his or her Separation from Service due to Retirement or any other reason or upon a fixed date elected by the Participant. A Participant may also elect to receive payment of the amounts credited to his or her Account as of the earlier or later of a fixed date and Separation from Service, to the extent permitted by the Administrative Committee. The Administrative Committee may make rules of uniform applicability and change them from time to time regarding the distribution timing alternatives that may be elected under the Plan, provided such rules comply with Code Section 409A. If a Participant elects to have any portion of his or her Account payable upon his or her Separation from Service, such amounts shall be payable on the first business day that is at least six months after the Valuation Date coincident with or next following the date of the Participant’s Separation from Service. If distribution is to be made on a fixed date, payment will be made on such date (if a business day) or on the first business day thereafter. No Participant may elect a fixed payment date that is earlier than the third calendar year after the year of deferral. If payment is to be made in annual installments, it shall commence on the applicable payment date as described in this Section, with subsequent annual installments to occur on the same date each year thereafter (or the next business day if the date falls on a weekend or holiday), until the amount payable in installments is distributed in full.
5.3    Form of Payment. Upon Retirement or Separation from Service (other than due to death or Total Disability) or the attainment of a fixed date properly elected by a Participant, the Participant shall be eligible to receive payment of the amounts credited to the Participant’s Account for payment upon such event or date in the Standard Distribution Option or any other permitted Distribution Option, as specified in Section 5.2, above. If an annual installment payment method is the selected Distribution Option, the amount of the annual benefit shall equal the amount necessary to fully distribute the Participant’s Account (or portion thereof to which the Distribution Option applies) as an annual benefit payable over the installment period, consistent with the following methodology: the amount payable as the annual installment shall equal the value of the Participant’s Account (or portion thereof to which the Distribution Option applies) as of the most recent Valuation Date, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of annual installments remaining in the installment period elected by the Participant. For example, assuming a 10 year installment payment period applies, the amount distributed at each of the distribution dates would represent the value of the Participant’s Account (or portion thereof to which the Distribution Option applies) as of the most recent Valuation Date preceding the actual distribution date times the following factors: year one – 10 percent (1/10); year two – 11.11 percent (1/9); year three – 12.5 percent (1/8); year four – 14.29 percent (1/7); year five – 16.66 percent (1/6); year six – 20 percent (1/5); year seven – 25 percent (1/4); year eight – 33.33 percent (1/3); year nine – 50 percent (1/2) and year ten – 100 percent (1/1). The Participant must provide the Employer advance notice of his or her intention to retire and receive benefits hereunder in accordance with uniform procedures established by the Administrative Committee. Payments of amounts credited as cash or cash equivalents to the Participant’s Account will be made in U.S. dollars, and amounts credited as Deferred Stock Units will be distributed in Shares, except that cash shall be paid in lieu of a fractional Share.
5.4    Change in Distribution Option. A Participant may change his or her election of a Distribution Option or time of payment pursuant to an election made during the annual deferral election period prior to the beginning of each Plan Year, provided said election is made at least 12 months prior to the date that payments would otherwise have begun under such option and provided that payments will also be deferred to a new commencement date that is at least five years later than the original commencement date (i.e., five years after the date of the Participant’s Separation from Service or a new fixed date that is five years later than the original fixed date). A Participant may not change a Distribution Option or a distribution date in a manner that does not comply with Code Section 409A. If a Distribution Option election is made or changed and distribution is triggered before 12 months have elapsed, the distribution will be made in accordance with the Distribution Option election in effect prior to the change or, if none, in accordance with the Standard Option.
5.5    Distribution upon Death. In the event of the death of the Participant while receiving benefit payments under the Plan, the Beneficiary or Beneficiaries designated by the Participant shall be paid the remaining payments due under the Plan in a single lump sum. In the event of the death of the Participant prior to the commencement of the distribution of benefits under the Plan, such benefits shall be paid to the Beneficiary or Beneficiaries designated by the Participant in the Standard Option (a single lump sum). Amounts payable upon the death of a Participant shall be paid as soon as practicable but no more than 90 days after the Participant’s death.
5.6    Distribution in the Event of Total Disability. Upon the Participant's Total Disability, the Participant shall be eligible to receive payment of the amounts credited to his or her Account commencing as soon as practicable but no more than 90 days after the Administrative Committee is satisfied of the determination of the existence of a Total Disability with respect to such Participant. Benefits payable upon Total Disability shall be paid in the Standard Option (a single lump sum).
5.7    Special Rules for Prior Plan Credits. Amounts credited to a Participant’s Account as Prior Plan Credits, if any, shall be payable under the terms of the Prior Plan and the distribution elections made thereunder to the extent in compliance with Code Section 409A.
5.8    Lump Sum Distribution of Small Amounts or upon a Change of Control. If the value of a Participant's entire Account as of the date it becomes distributable is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code, then the Participant's entire Account balance shall be payable as a single lump sum notwithstanding any other election that may be in effect. In addition, upon a Change of Control of the Company, the Participant’s Account shall be payable in a single lump sum no later than 90 days following the Change of Control, and alternative elections in effect by the Participant shall no longer apply.
5.9    Withdrawals for Unforeseeable Emergency. Upon the occurrence of an unforeseeable emergency, a Participant shall be eligible to receive payment of the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. The amount determined to be properly distributable under this Section and applicable regulations under Code Section 409A shall be payable in a single lump sum only. For the purposes of this Section, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty, including the need to rebuild a home following damage not otherwise covered by insurance, for example, not as a result of a natural disaster; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, including imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including non-refundable deductibles, the cost of prescription drugs, and the need to pay for funeral expenses of a spouse, beneficiary, or dependent. It shall be the responsibility of the Participant seeking to make a withdrawal under this Section to demonstrate to the Administrative Committee that an unforeseeable emergency has occurred and to document the amount properly distributable hereunder. After a distribution on account of an unforeseeable emergency, a Participant’s deferral elections shall cease and such Participant will not be permitted to participate in the Plan or elect additional deferrals until the next enrollment following one full year from the date of the distribution on account of an unforeseeable emergency. Such future deferral elections following a distribution on account of an unforeseeable emergency will be treated as an initial deferral election and subject to the rules applicable thereto under the Plan and Code Section 409A.
5.10    Acceleration of Payment. The acceleration of the time and/or form of any payment determined in accordance with the provisions of this Article V, above, shall not be made except due to unforeseeable emergency, as described above, or as set forth below and otherwise permitted by Code Section 409A and the Treasury Regulations and other guidance issued thereunder:
(a)    Domestic Relations Order. A payment of all or part of the Participant’s Account may be made to a spouse, former spouse or other dependent under the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)). The Administrative Committee shall determine whether a payment should be made pursuant to the terms of a domestic relations order and the time and form of such payment.
(b)    Employment Taxes. A payment of all or part of the Participant’s Account may be made to the extent necessary to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) on amounts deferred under the Plan (the “FICA Amount”),     income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this Section shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.
(c)    Payment of State, Local or Foreign Taxes. Payment may be made to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant, plus the income tax at source on wages imposed under Code Section 3401 as a result of such payment; provided, however, that the amount of the payment may not exceed the amount of the taxes due, and the income tax withholding related to such state, local and foreign tax amount.
(d)    Income Inclusion under Code Section 409A. Payment may be made at any time the Plan fails to meet the requirements of Code Section 409A and the Treasury Regulations issued thereunder; provided, however, that payment cannot exceed the amount required to be included in income as a result of the failure to comply.
(e)    Certain Offsets. Payment may be made as satisfaction of a debt of the Participant to the Employer where: (1) the debt is incurred in the ordinary course of the employment relationship; (2) the entire amount of the offset in any of the Participant’s taxable years does not exceed $5,000; and (3) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
5.11    Delay of Payment. A Participant who is a “specified employee” (as defined in Code Section 409A and the regulations thereunder) and is entitled to a distribution due to a Separation from Service may not receive a distribution under the Plan until a date that is at least six months after the date of the Separation from Service. In addition, the Company may in its discretion delay any payment due under the Plan to the extent permitted by Code Section 409A and the regulations thereunder.
5.12    Assignment and Assumption of Liabilities. In the discretion of the Company, upon the cessation of participation in the Plan by any Participant solely due to the employer of that Participant no longer qualifying as a member of the controlled group of Chesapeake Utilities Corporation within the meaning of Code Sections 414(b) and (c), all liabilities associated with the Account of such Participant may be transferred to and assumed by the Participant’s employer under a deferred compensation plan established by such employer that is substantially identical to this Plan and that preserves the deferral and payment elections in effect for the Participant under this Plan to the extent required by Code Section 409A. Any such Participant shall not be deemed to have incurred a Separation from Service for purposes of the Plan by virtue of his or her employer’s ceasing to be a member of the controlled group of Chesapeake Utilities Corporation. The foregoing provision shall be interpreted and administered in compliance with the requirements of Code Section 409A.

ARTICLE VI

PLAN ADMINISTRATION
6.1    Administration. The Plan shall be administered by the Administrative Committee as an unfunded deferred compensation plan that is not intended to meet the qualification requirements of Code Section 401 and that is intended to meet all applicable requirements of Code Section 409A.
6.2    Administrative Committee. The Administrative Committee will operate and administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, the discretionary authority to interpret the Plan, the discretionary authority to determine all questions relating to the rights and status of Eligible Employees and Participants, and the discretionary authority to make such rules and regulations for the administration of the Plan as are not inconsistent with the terms and provisions hereof or applicable law, as well as such other authority and powers relating to the administration of the Plan, except such as are reserved by the Committee or by the Plan to the Committee or the Board. All decisions made by the Committee or the Administrative Committee shall be final.
Without limiting the powers set forth herein, the Administrative Committee shall have the power (i) to change or waive any requirements of the Plan to conform with Code Section 409A or other applicable law or to meet special circumstances not anticipated or covered in the Plan; (ii) to determine the times and places for holding meetings of the Administrative Committee and the notice to be given of such meetings; (iii) to employ such agents and assistants, such counsel (who may be counsel to the Company), and such clerical and other services as the Administrative Committee may require in carrying out the provisions of the Plan; and (iv) to authorize one or more of their members or any agent to execute or deliver any instrument on behalf of the Administrative Committee.
The members of the Administrative Committee, the Committee, and the Company and its officers and directors, shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent or service provider, upon all certificates and reports made by an accountant, and upon all opinions given by any legal counsel selected or approved by the Administrative Committee, and the members of the Administrative Committee, the Committee, and the Company and its officers and directors shall, except as otherwise provided by law, be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of a funding agent, service provider, accountant or counsel.
6.3    Statement of Participant’s Account. The Administrative Committee shall, as soon as practicable after the end of each Plan Year, provide or make available to each Participant a statement setting forth the Account of such Participant under Section 3.9 as of the end of such Plan Year. Such statement shall be deemed to have been accepted as correct unless written notice to the contrary is received by the Administrative Committee within 30 days after providing such statement to the Participant. Account statements may be provided more often than annually in the discretion of the Administrative Committee.
6.4    Filing Claims. Any Participant, Beneficiary or other individual (hereinafter a “Claimant”) entitled to benefits under the Plan, or otherwise eligible to participate herein, may be required to make a claim with the Administrative Committee (or its designee) requesting payment or distribution of such Plan benefits (or written confirmation of Plan eligibility, as the case may be), on such form or in such manner as the Administrative Committee shall prescribe. Unless and until a Claimant makes proper application for benefits in accordance with the rules and procedures established by the Administrative Committee, such Claimant shall have no right to receive any distribution from or under the Plan.
6.5    Notification to Claimant. If a Claimant’s application is wholly or partially denied, the Administrative Committee (or its designee) shall, within 90 days, furnish to such Claimant a written notice of its decision. Such notices shall be written in a manner calculated to be understood by such Claimant, and shall contain at least the following information:
(i)    the specific reason or reasons for such denial;
(ii)    specific reference to pertinent Plan provisions upon which such denial is based;
(iii)    a description of any additional material or information necessary for such Claimant to perfect his or her claim, and an explanation of why such material or information is necessary; and
(iv)    an explanation of the Plan’s claim review procedure describing the steps to be taken by such Claimant, if he or she wishes to submit his or her claim for review.
6.6    Review Procedure. Within 60 days after the receipt of such notice from the Administrative Committee, such Claimant, or the duly authorized representative thereof, may request, by written application to the Plan, a review by the Administrative Committee (the Committee in the case of executive officers of the Company) of the decision denying such claim. In connection with such review, such Claimant, or duly authorized representative thereof, shall be entitled to receive any and all documents pertinent to the claim or its denial and shall also be entitled to submit issues and comments in writing. The decision of the Administrative Committee (the Committee in the case of executive officers of the Company) upon such review shall be made promptly and not later than 60 days after the receipt of such request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after the Administrative Committee’s (the Committee’s in the case of executive officers of the Company) receipt of a request for review. Any such decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. In the event of a genuine dispute regarding the amount or timing of payments under the Plan, a delay in the payment of Plan benefits shall not cause a violation of Code Section 409A to the extent such delay satisfies the conditions set forth in Code Section 409A and the regulations thereunder.
6.7    Payment of Expenses. All costs and expenses incurred in administering the Plan shall be paid from the Plan unless the Company elects to pay the costs and expenses.
ARTICLE VII

AMENDMENT AND TERMINATION
7.1    Amendment. The Company has reserved, and does hereby reserve, the right at any time and from time to time by action of the Board or the Committee (or by action of the Administrative Committee if and to the extent that the Board or the Committee has delegated the authority to amend the provisions of the Plan to such committee) to amend, modify or alter any or all of the provisions of the Plan without the consent of any Eligible Employees or Participants; provided, however, that no amendment shall operate retroactively so as to affect materially and adversely any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action. Any such amendment, modification or alteration shall be expressed in an instrument executed by an authorized officer or officers of the Company, and shall become effective as of the date designated in such instrument.
7.2    Termination. The Company reserves the right to suspend, discontinue or terminate the Plan, at any time in whole or in part; provided, however, that a suspension, discontinuance or termination of the Plan shall not accelerate the obligation to make payments to any person not otherwise currently entitled to payments under the Plan, unless otherwise specifically so determined by the Company and permitted by applicable law, relieve the Company of its obligations to make payments to any person then entitled to payments under the Plan, or reduce any existing Account balance.

ARTICLE VIII

MISCELLANEOUS PROVISIONS
8.1    Employment Relationship. For purposes of determining if there has been a Separation from Service, the Employer is defined to include all members of a controlled group of corporations or other business entities within the meaning of Code Sections 414(b) and (c) that includes Chesapeake Utilities Corporation as modified by this Section. A Participant shall be considered to be in the employ of the Employer and its related affiliates and subsidiaries as long as he or she remains an employee of the Company, any subsidiary corporation of the Company, or any corporation to which substantially all of the assets and business of the Company are transferred. For this purpose, a subsidiary corporation of the Company is any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of the date such determination is to be made, each of the corporations other than the last corporation in the unbroken chain owns stock possessing greater than 50 percent of the total combined voting power of all classes of stock in one of the other corporations in such chain. Nothing in the adoption of the Plan or the crediting of deferred compensation shall confer on any Participant the right to continued employment by the Company or an affiliate or subsidiary corporation of the Company, or affect in any way the right of the Company or such affiliate or subsidiary to terminate his or her employment at any time. Any question as to whether and when there has been a Separation from Service of a Participant’s employment and the cause of such Separation from Service shall be determined by the Administrative Committee, and its determination shall be final.
8.2    Facility of Payments. Whenever, in the opinion of the Administrative Committee, a person entitled to receive any payment, or installment thereof, is under a legal disability or is unable to manage his or her financial affairs, the Administrative Committee shall have the discretionary authority to direct payments to such person’s legal representative or to a relative or friend of such person for his or her benefit; alternatively, the Administrative Committee may in its discretion apply the payment for the benefit of such person in such manner as the Administrative Committee deems advisable. Any such payment or application of benefits made in good faith in accordance with the provisions of this Section shall be a complete discharge of any liability of the Administrative Committee with respect to such payment or application of benefits.
8.3    Funding. All benefits under the Plan are unfunded and the Company shall not be required to establish any special or separate fund or to make any other segregation of assets in order to assure the payment of any amounts under the Plan; provided, however, that in order to provide a source of payment for its obligations under the Plan, the Company may establish a trust fund. The right of a Participant or his or her Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his or her Beneficiary shall have any rights in or claim against any amounts credited under the Plan or any other specific assets of the Company. All amounts credited under the Plan to the benefit of a Participant shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.
8.4    Anti-Assignment. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge; and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If a Participant, a Participant’s spouse, or any Beneficiary should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under the Plan, then those rights, in the discretion of the Administrative Committee, shall cease. In this case, the Administrative Committee may hold or apply the benefits at issue or any part thereof for the benefit of the Participant, the Participant’s spouse, or Beneficiary in such manner as the Administrative Committee may deem proper.
8.5    Unclaimed Interests. If the Administrative Committee shall at any time be unable to make distribution or payment of benefits hereunder to a Participant or any Beneficiary of a Participant by reason of the fact that his or her whereabouts is unknown, the Administrative Committee shall so certify, and thereafter the Administrative Committee shall make a reasonable attempt to locate such missing person. If such person continues missing for a period of three years following such certification, the interest of such Participant in the Plan shall, in the discretion of the Administrative Committee, be distributed to the Beneficiary of such missing person. If neither the Participant nor the Beneficiary can be located, then any amounts due may be forfeited, subject to reinstatement without interest or earnings upon the missing Participant or Beneficiary providing sufficient evidence to satisfy the Administrative Committee that he or she is entitled to such forfeited amount.
8.6    References to Code, Statutes and Regulations. Any and all references in the Plan to any provision of the Code, ERISA, or any other statute, law, regulation, ruling or order shall be deemed to refer also to any successor statute, law, regulation, ruling or order.
8.7    Liability. The Company, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly constituted agents, in the administration of the Plan, except to the extent that the effects and consequences of such personal acts, omissions or conduct shall result from willful misconduct. However, this Section shall not operate to relieve any of the aforementioned from any responsibility, liability, obligation, or duty that may arise under ERISA.
8.8    Tax Consequences of Compensation Reductions. The income and employment tax consequences to Participants of participating in the Plan shall be determined under applicable federal, state and local tax law and regulation and neither the Company nor any member of the Board, the Committee or the Administrative Committee shall be a guarantor of or in any way responsible for the tax consequences to any Participant.
8.9    Company as Agent for Related Employers. Each corporation which shall become a participating employer pursuant to Section 2.5 by so doing shall be deemed to have appointed the Company its agent to exercise on its behalf all of the powers and authority hereby conferred upon the Company by the terms of the Plan, including but not limited to the power to amend and terminate the Plan. The Company’s authority shall continue unless and until the related employer terminates its participation in the Plan.

2

8.10    Governing Law; Severability. The Plan shall be construed according to the laws of the State of Delaware, including choice of law provisions, and all provisions hereof shall be administered according to the laws of that State, except to the extent preempted by federal law. A final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that any one or more of the provisions of the Plan shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.
8.11    Taxes. The Company shall be entitled to withhold any taxes from any distribution hereunder or from other compensation then payable, as it believes necessary, appropriate, or required under relevant law.
Chesapeake Utilities Corporation
By:
Title:
Date:

3